Exhibit 10.11

FISCAL 2015/2016/2017 ANNUAL INCENTIVE BONUS PLAN SUMMARY

The Company’s named executive officers are: Ralph T. Finkenbrink, President and Chief Executive Officer; Kevin D. Bates, Senior Vice President of Branch Operations; and Katie L. MacGillivary, Vice President of Finance, Chief Financial Officer and Corporate Secretary. The Company establishes annual incentive bonus programs for its named executive officers. The annual incentive bonus programs for the fiscal year ending March 31, 2017 (“Fiscal 2017”) have not been established as of the date of filing of the Annual Report on Form 10-K for the fiscal year ended March 31, 2016, but they are expected to be in place by the time of filing the Proxy Statement and Information Statement relating to the 2016 Annual General Meeting of Shareholders. Set forth below is a summary of the principal terms of such annual incentive bonus programs for the fiscal year ended March 31, 2015 (“Fiscal 2015”) and the fiscal year ended March 31, 2016 (“Fiscal 2016”):

Fiscal 2015

Discretionary Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary was entitled to receive cash bonuses for Fiscal 2015 at the discretion of the Compensation Committee of the Company’s Board of Directors. The Compensation Committee awarded cash bonuses for Fiscal 2015 of $35,000, $25,000 and $15,000 to Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary, respectively. In determining such bonuses, the Compensation Committee considered various factors it deemed appropriate, such as (without limitation) profitability, portfolio growth, branch expansion, and competitive circumstances. The Compensation Committee granted Mr. Finkenbrink a $25,000 cash bonus upon his becoming President and Chief Executive Officer of the Company.

Equity Awards. The Company’s current Named Executive Officers received the following equity awards under the Equity Plan as part of the Fiscal 2015 incentive bonus program:

Executive Officer	Restricted Stock*	Non-Qualified Stock Options**
Ralph T. Finkenbrink	20,000	40,000
Kevin D. Bates	12,000	25,000
Katie L. MacGillivary	8,000	15,000

*	These awards were granted effective June 13, 2014 will vest on March 31, 2017.

**	These awards were granted effective June 13, 2014, will vest in five equal installments commencing as of the first anniversary of the date of grant, and expire on June 13, 2024.

Fiscal 2016

Discretionary Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary was entitled to receive cash bonuses for Fiscal 2016 at the discretion of the Compensation Committee of the Company’s Board of Directors.

The Compensation Committee awarded cash bonuses for Fiscal 2016 of $32,500, $25,000 and $17,500 to Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary, respectively. In determining such bonuses, the Compensation Committee considered various factors it deemed appropriate, such as (without limitation) profitability, portfolio growth, branch expansion, and competitive circumstances.